                                                                    [SPSS LOGO]

FOR IMMEDIATE RELEASE:
Oct. 28, 2003
Contact:           Edward Hamburg                     Nicole Junas
                   SPSS Inc.                          SPSS Inc.
                   Executive VP/CFO                   Investor Relations
                   312.651.3000                       800.457.0161
                                                      E-mail:  INVEST@SPSS.COM

                  SPSS INC. REPORTS THIRD QUARTER 2003 RESULTS

CHICAGO, IL. (USA), Oct. 28, 2003 - SPSS Inc. (Nasdaq: SPSS), the leading provider of predictive analytics technology and services, today announced results for its third quarter ended Sept. 30, 2003.


Revenues and diluted earnings per share were $52.1 million and $0.19 in the quarter, as compared to $52.7 million and a loss per share of $(0.26) in the same period last year, respectively. Operating income improved to $4.6 million in the quarter from an operating loss of $(7.4) million in the same period last year. Included in the results for the quarter ended Sept. 30, 2002, were technology write-offs, restructuring costs and other nonrecurring charges of $10.9 million.

The company's improved profitability was primarily due to expense reduction programs implemented in the third quarter of 2002, which included a field operations restructuring, the downsizing or closing of certain facilities and the termination of certain investments. SPSS also increased its cash flow from operations to $18.8 million in the first nine months of the year, up from $13.4 million in the first half of 2003 and $(1.5) million in the same nine month period last year.

"We saw no changes this quarter in closure rates, sales cycles or transaction values," said Jack Noonan, SPSS Inc. president and chief executive officer. "And despite increased activity in almost every part of our business, there was still little sense of urgency exhibited by customers in making purchasing decisions. Some evidence suggests that organizations will be more motivated in the coming quarters. While we are prepared for this possible change, we are not counting on it."

Revenues and diluted earnings per share for the first nine months of 2003 were $152.5 million and $0.39, as compared to $155.3 million and a loss per share of $(0.42) in the same period last year, respectively. Operating income improved to $10.2 million in the first nine months of 2003 from an operating loss of $(13.5) million in the same period last year. Included in the results for the nine months ended Sept. 30, 2002, were technology write-offs, restructuring costs and acquisition and other nonrecurring charges of $16.5 million.

                               SUMMARY OF RESULTS
          (Unaudited; in millions, except for share and per share data)



                                       THREE MONTHS ENDED SEPTEMBER 30,                  NINE MONTHS ENDED SEPTEMBER 30,
                                   ------------------------------------------     ------------------------------------------
                                       2003             2002*        % CHANGE        2003              2002**      % CHANGE
                                   ----------        ----------      --------     ----------        ----------     ---------
NET REVENUES                       $     52.1        $     52.7         -1%       $    152.5        $    155.3         -2%

OPERATING INCOME (LOSS)            $      4.6        $     (7.4)        -         $     10.2        $    (13.5)        --

NET INCOME (LOSS)                  $      3.4        $     (4.3)        -         $      7.0        $     (7.1)        --

DILUTED EPS                        $     0.19        $    (0.26)        -         $     0.39        $    (0.42)        --

WEIGHTED SHARES OUTSTANDING            18,058            16,840          7%           17,797            16,791          6%

*Includes technology write-offs, restructuring costs, and other non-recurring charges of $10.9 million
**Includes technology write-offs, restructuring costs and acquisition and other non-recurring charges of $16.5 million

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"Federal sales were strong this quarter, particularly for homeland security and fraud detection applications," Noonan continued. "There was also a nice rebound in Japan and good improvement in revenues from higher education customers in North America. These positives, however, were offset by weak performance throughout Europe and continued lower sales to state and local governments in the United States."

Noonan said, "A genuine bright spot in the quarter was provided by sales of our text mining technology, which were the highest since our acquisition of LexiQuest Inc. in Jan. 2002. Homeland security is a current driver of these revenues, along with corporate and academic customers in the United States and Japan. This increased interest in text mining is understandable, since nearly 80 percent of all data today is in an unstructured form, such as text in e-mails or call center notes. SPSS technologies make it possible to analyze both structured and unstructured data, enabling organizations to get more complete views of their enterprise, transform business processes and improve returns on investments.

"Three new OEM agreements were another positive in the quarter," Noonan concluded. "The largest was signed with HP (NYSE: HPQ), which will use our Clementine(R) data mining workbench and real-time scoring technology to develop a module for its Fraud Management System (FMS). FMS enables telecommunications providers to more accurately detect and prevent fraud. We also made progress delivering predictive analysis capabilities to business users in the form of pre-packaged analytic applications. Through our partnership with Bull Systems, our joint application for predicting Medicaid fraud was selected during the quarter by Nassau County, N.Y., and submitted for legislative approval."

REVENUE PERFORMANCE

SOFTWARE LICENSES

Revenues from new software licenses declined 1 percent to $21.5 million in the quarter from $21.8 million in the same period last year. This decrease was primarily due to lower sales of desktop products for scientific analysis, the impact of certain discontinued products on new sales and declines in revenues from the company's NetGenesis(R) Web analytics application and ShowCase(R) business intelligence tools. Partially offsetting this decline were higher sales of SPSS data mining tools, applications for market research and desktop statistical analysis tools, as well as changes in currency exchange rates.

New sales of SPSS data mining tools increased by 26 percent from the third quarter in 2002, largely driven by new licenses of the company's text mining technology. Also contributing to this growth were higher new sales of Clementine and server versions of the SPSS statistical analysis tools. For example, Sallie Mae, the nation's leading provider of education funding, selected Clementine to better provide guaranteed student loans as well as information to students, parents and guidance professionals. DIRECTV, Inc., the nation's leading digital multi-channel television service provider, purchased LexiQuest(TM) to incorporate unstructured customer data from call center interactions into its overall CRM analysis initiatives. Other new licenses of SPSS data mining tools in the quarter included:

  -    The United States Postal Service
  -    MSN in the UK
  -    The United States Army
  -    Nifty, the largest Internet services provider (ISP) in Japan
  -    The United States Department of Justice

New license revenue from desktop SPSS statistical analysis tools increased 4 percent from the third quarter of 2002. This increase was primarily driven by the launch of a new release of these products, which featured enhanced data visualization and additional analytical capabilities.

New revenues from the SPSS applications for market research increased by 10 percent compared to the third quarter of 2002. Significant sales included an enterprise license agreement with Research International, one of the world's leading market research firms.

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New sales of ShowCase business intelligence tools were down 5 percent from the same period last year. SPSS released new versions of these offerings during the quarter.

MAINTENANCE AND SERVICES

Revenues from maintenance agreements and renewals of annual licenses increased 1 percent to $22.4 million in the quarter from $22.2 million in the same period last year. This growth was due to steady renewal rates for the company's major offerings as well as changes in currency exchange rates. Maintenance revenues increased as a percentage of total revenues to 43 percent in the current quarter from 42 percent in the third quarter of 2002.

Service revenues declined 5 percent to $8.2 million in the quarter from $8.6 million in the same period last year. This was primarily due to a decrease in ShowCase implementation services as well as a drop in training revenues. Revenues from the SPSS Online (AOL) business were up sequentially and compared to the third quarter of 2002. Service revenues were constant at 16 percent of total revenues.

FINANCIAL COMMENTARY

Speaking to other aspects of the third quarter, Edward Hamburg, SPSS executive vice president and chief financial officer, said, "The company's internal rate of revenue growth was flat compared to the third quarter in 2002, which tells much of the story in the current quarter. In short, revenue increases in particular product lines, vertical markets or geographies were offset by decreases in others. Almost $2 million of growth in new sales of data mining tools countered the combined declines in revenues from services, discontinued products, NetGenesis and ShowCase. Japan made up for Europe, and in the United States, growth from federal and higher education sales matched flat revenues from corporate customers and lower sales to state and local government organizations. Overall, we are holding our own in a market characterized by continued uncertainty."

Hamburg continued, "We also have the fundamentals of the business under control. Expenses are at levels that will enable us to benefit from any potential up-tick in revenues and our cash position has markedly improved from Dec. 2002. Moreover, the company's already strengthened balance sheet will get even stronger in the fourth quarter when it reflects the terms of our new agreement with AOL."

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Hamburg also provided the following detail on other financial aspects of the quarterly periods:


TOPIC                            COMMENTS

Cost of license and maintenance  Decreased from the third quarter 2002 due to revenues lower cost of goods related to lower license revenues, Hyperion royalties and amortization of purchased technology.

Cost of license and maintenance  None in the current quarter. Software write
revenues software write-offs     -offs of $5.8 million in the third quarter
                                 of 2002, were due to the termination of
                                 the company's consolidated non-core investment in Illumitek Corporation and replacement of technology acquired in the AOL transaction.

Sales, marketing and services    Decreased as a result of the reduction in the
                                 number of sales and professional services s cost personnel from the field reorganization implemented in August 2002; partially offset by increases due to changes in currency exchange rates.

R&D costs                        Decreased due to reductions in the number
                                 of LexiQuest development personnel and lower consulting costs related to internal information technology projects; partially offset by increases due to changes in currency exchange rates.

G&A costs                        Increased due primarily to the addition
                                 of accounting professionals, costs associated with Sarbanes-Oxley compliance, and changes in currency exchange rates.

Special G&A charges              None in the current quarter,compared to
                                 $4.7 million in the third quarter of 2002 associated with the field operations restructuring and downsizing or closure of certain facilities.

Other income & income taxes      Gains from currency translations due
                                 to the weakening of the $US against
                                 other major currencies; partially offset by net interest expense from line-of-credit borrowings and approximately $200K of imputed interest related to the company's
                                 October 2001 transaction with AOL. Thirty-six percent effective tax rate expected for 2003.

Cash Increased $7.3 million and $1.0 million from December 2002 and June 2003, respectively, primarily due to increased cash from operations generated from operating income.

Days sales outstanding           79 days average rate, compared to 78 in June
                                 2003 and 79 in December 2002.

Intangibles, net                 Decreased from December 2002 and June 2003
                                 due primarily to the amortization of
                                 intangibles related to the AOL transaction.

Other assets                     Includes deferred tax assets related to
                                 net operating loss carry-forwards and other future tax benefits.

Capitalized software             Increased from June 2003 due to the
                                 purchase of third-party technologies. Includes the determined value of the technologies acquired in the netExs, NetGenesis and LexiQuest acquisitions. Target capitalization for the fiscal year is 10-12% of research and development costs.

Deferred revenues                $40.2 million, down from December 2002
                                 to reflect seasonal decrease in recurring revenues from renewals of annual licenses and maintenance agreements; increased from $37.2 million in the third quarter of 2002.

Current liabilities              Decreased as a result of reductions
                                 in accounts payable and accrued liabilities related to the LexiQuest acquisition, field operations restructuring, capital lease obligations and royalties.

Noncurrent liabilities           Decreased from December 2002 and June 2003 due
                                 to the reduced balance of the AOL-related merger consideration.

Staff 1,259 full-time employees as of September 30, 2003, with 237 sales representatives (188 quota-carrying). Compares to 1,263 full-time employees in December 31, 2002 (234 sales representatives, 195 quota-carrying), and pre-reorganization figures of 1,395 full-time employees in June 2002 (297 sales representatives, 226 quota-carrying). 58% are employed in North America (33% at headquarters in Chicago), 42% in international offices.

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SPSS INC. REPORTS THIRD QUARTER 2003 EARNINGS                                 5
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OUTLOOK

Hamburg concluded, "Our current sense of the business suggests that the low-end to the mid-point of guidance for the company's performance in 2003 is achievable. Consistent with earlier disclosures of annual guidance, the low-end of these estimates assumes no improvement in the current business climate while the mid-point considers increased fourth quarter spending by organizations worldwide.

" The following summary table describes the company's performance during the trailing twelve months ended Sept. 30, 2003, compared to 2002, as well as its current fiscal year and 2006 goals for productivity and profitability:


              PERFORMANCE VS. PROFITABILITY AND PRODUCTIVITY GOALS


                                                                              Q3 2003 *                   TARGET        TARGET
ITEM                                                      2002*         TRAILING TWELVE MONTHS             2003          2006
----                                                      -----         ----------------------             ----          ----

REVENUE PER EMPLOYEE ($000'S)                           $ 166,000             $ 164,000                $168 - $175K     $200K

Revenue ($000's)                                        $ 209,300             $ 206,515

OPERATING INCOME (AS % OF REVENUE)

Operating income  (loss)                                     -4.4%                  7.0%

Acquisition and nonrecurring charges                         -9.8%                 -0.6%

ADJUSTED OPERATING INCOME                                     5.4%                  7.6%                   8% - 10%       18%

EBITDA (AS % REVENUE)

Net income (loss)                                            -3.8%                  3.0%

Net interest expense                                         -0.5%                 -0.9%

Income tax (expense) benefit                                  0.6%                 -3.6%

Depreciation and amortization                                -8.4%                 -8.8%

EBITDA                                                        4.5%                 16.3%

Acquisition and nonrecurring charges                         -9.8%                 -0.6%

ADJUSTED EBITDA                                              14.3%                 16.9%                  16% - 18%       25%


  * Excludes acquisition and other nonrecurring charges of $20.5 million in 2002 and $1.2 million in the trailing twelve months ended Q3 2003


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SPSS INC. REPORTS THIRD QUARTER 2003 EARNINGS                                 6
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CONFERENCE CALL
The company will host a conference call to discuss its results at 9:00 a.m. CDT on Wednesday, October 29, 2003. These proceedings will be broadcast online at www.spss.com/invest. Please dial 800.967.7140 in the United States or
719.457.2629 internationally to participate. A replay will be available for one week after the call and accessible by dialing 888.203.1112 in the United States or 719.457.0820 internationally; use access code 718181. An archived version of the conference call will also be made available online at www.spss.com/invest.

ABOUT SPSS INC.
SPSS Inc. [Nasdaq: SPSS] is the world's leading provider of predictive analytics technology and services. The company's predictive analytics technology connects data to effective action by drawing reliable conclusions about current conditions and future events. More than 250,000 commercial, academic, and public sector customers rely on SPSS technology to help increase revenue, reduce costs, improve processes, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For additional information, please visit www.spss.com.

SAFE HARBOR STATEMENT
The following constitutes the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended:

Certain statements in this press release are forward-looking statements. Such statements can be identified by phrases such as "should be," "planning" and "expects." Such statements also involve known and unknown risks, including market conditions and competition, which may cause the company's actual results, performance, achievements, or industry results, to be materially different than any future results, performance or achievements expressed or implied in or by such forward-looking statements. By way of example and not limitation, known risks and uncertainties include changes in: market conditions, especially in Asia; changes and/or product demand and acceptance; the competitive environment; product release schedules; and currency fluctuations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the company that any future results, performance or achievements will be attained. The company assumes no obligation to update the information contained in this press release. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's periodic reports (copies of which are available from SPSS upon request).

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SPSS INC. REPORTS THIRD QUARTER 2003 EARNINGS                                 7
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                                    SPSS Inc.
                      Consolidated Statements of Operations
                        (in thousands, except per share)
                                   (unaudited)

                                                                      THREE MONTHS ENDED SEPT. 30,
                                                                      ----------------------------      % OF TOTAL REVENUE
                                                                                            YR/YR       -------------------
                                                                         2003       2002   % CHG.       2003           2002
                                                                         ----       ----   ------       ----           ----
Net revenues:
 License                                                              $ 21,483   $ 21,809    -1%          41%           42%
 Maintenance                                                            22,397     22,216     1%          43%           42%

 Service                                                                 8,227      8,641    -5%          16%           16%
                                                                      --------   --------           --------      --------

Total net revenues                                                      52,107     52,666    -1%         100%          100%

Operating expenses:
 Cost of license and maintenance revenues                                4,040      4,185    -3%           8%            8%
 Cost of license and maintenance revenues--software write-offs               -      5,751  -100%           -            11%
 Sales, marketing, and services costs                                   28,287     30,567    -7%          54%           58%
 Research and development                                               10,537     11,322    -7%          20%           21%
 General and administrative                                              4,691      3,063     53%          9%            6%
 Special general and administrative                                          -      4,663   -100%          -             9%
 Illumitek shut-down charges                                                 -        518   -100%          -             1%
                                                                      --------   --------           --------      --------

Operating expenses                                                      47,555     60,069   -21%          91%          114%
                                                                      --------   --------           --------      --------


Operating income (loss)                                                  4,552     (7,403)   161%          9%          -14%

Other income (expense):
 Net interest income (expense)                                            (349)       (36)   869%          -             -
 Other income                                                            1,031        225    358%          1%            -
                                                                      --------   --------           --------      --------


Other income (expense)                                                     682        189    261%          1%            -
                                                                      --------   --------           --------      --------


Income (loss) before income taxes                                        5,234     (7,214)   173%         10%          -14%

Income tax expense (benefit)                                             1,883     (2,897)   165%          4%           -6%
                                                                      --------   --------           --------      --------

Net income (loss)                                                     $  3,351   $ (4,317)   178%          6%           -8%
                                                                      ========   ========           ========      ========


Basic net income (loss) per common share                              $   0.19   $  (0.26)   173%

Diluted net income (loss) per common share                            $   0.19   $  (0.26)   173%

Shares used in basic per share computation                              17,331     16,840      3%

Shares used in diluted per share computation                            18,058     16,840      7%



                                    SPSS Inc.

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SPSS INC. REPORTS THIRD QUARTER 2003 EARNINGS                                 8
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                      Consolidated Statements of Operations
                        (in thousands, except per share)
                                   (unaudited)

                                                                        NINE MONTHS ENDED SEPT. 30,
                                                                ---------------------------------------   % OF TOTAL REVENUE
                                                                                                  YR/YR   ------------------
                                                                     2003          2002           % CHG.     2003      2002
                                                                     ----          ----           ------     ----      ----
Net revenues:
 License                                                        $   62,708    $   66,111          -5%         41%       43%
 Maintenance                                                        64,765        62,830           3%         42%       40%
 Service                                                            25,011        26,328          -5%         17%       17%
                                                                ----------    ----------                     ----      ----

Total net revenues                                                 152,484       155,269          -2%        100%      100%

Operating expenses:
 Cost of license and maintenance revenues                           11,802        15,452         -24%          8%       10%
 Cost of license and maintenance revenues--software write-offs           -         5,751        -100%           -        4%
 Sales, marketing and services costs                                84,730        91,948          -8%         55%       59%
 Research and development                                           32,463        31,424           3%         21%       20%
 General and administrative                                         13,264        13,407          -1%          9%        9%
 Special general and administrative                                      -         7,855        -100%           -        5%
 Merger-related                                                          -         2,260        -100%           -        2%
 Illumitek shut-down charges                                             -           518        -100%           -         -
 Acquired in-process technology                                          -           150        -100%           -         -
                                                                ----------    -------------                  ----      ----

Operating expenses                                                 142,259       168,765         -16%         93%      109%
                                                                ----------    -------------                  ----      ----

Operating income (loss)                                             10,225      (13,496)         176%          7%       -9%

Other income (expense):
 Net interest income (expense)                                       (735)            16        4694%         -1%         -
 Other income                                                        1,378         1,104          25%          1%        1%
                                                                ----------    -----------                    ----      ----


Other income (expense)                                                 643         1,120         -43%           -        1%
                                                                ----------    -----------                    ----      ----

Income (loss) before income taxes and minority interest             10,868      (12,376)         188%          7%       -8%

Income tax expense (benefit)                                         3,911       (4,755)         182%          2%       -3%
                                                                ----------    -----------                    ----      ----

Income (loss) before minority interest                               6,957       (7,621)         191%          5%       -5%


Minority interest                                                        -           497        -100%           -         -
                                                                ----------    -----------                    ----      ----

Net income (loss)                                                $   6,957   $   (7,124)         198%          5%       -5%
                                                                ==========   ============                    ====      ====

Basic net income (loss) per common share                         $    0.40   $    (0.42)         195%

Diluted net income (loss) per common share                       $    0.39   $    (0.42)         193%

Shares used in basic per share computation                          17,276        16,791           3%

Shares used in diluted per share computation                        17,797        16,791           6%


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                                    SPSS Inc.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                              SEPT. 30,        DEC. 31,
                                                                2003             2002
                                                             ----------        --------
ASSETS
Current assets
     Cash and cash equivalents                               $ 22,910          $ 15,589
     Accounts receivable, net                                  43,191            49,917
     Inventories                                                2,558             2,775
     Other current assets                                      27,011            28,108
                                                             --------          --------
        Total current assets                                   95,670            96,389

Property, equipment and leasehold improvements, net            33,490            37,630
Capitalized software development costs, net                    29,616            27,629
Goodwill, net                                                  53,560            53,560
Intangibles, net                                               11,622            14,153
Other noncurrent assets                                        15,119            19,375
                                                             --------          --------
        Total assets                                         $239,077          $248,736
                                                             ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable                                           $  2,500          $  2,500
     Accounts payable                                           8,677            11,764
     Other current liabilities                                 32,542            41,068
     Deferred revenues                                         40,176            43,603
                                                             --------          --------
        Total current liabilities                              83,895            98,935

Noncurrent liabilities                                         13,857            18,265

Stockholders' equity                                          141,325           131,536
                                                             --------          --------

        Total liabilities and stockholders'  equity          $239,077          $248,736
                                                             ========          ========



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                                    SPSS Inc.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                              --------------------------------
                                                                                 2003                   2002
                                                                              --------               ---------
Cash flows from operating activities:
    Net income (loss)                                                         $  6,957                $ (7,124)
    Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
          Depreciation and amortization                                         13,652                  13,039
          Deferred income taxes                                                    824                  (6,851)
          Write-off of software costs                                              -                     5,751
          Illumitek shut-down charges                                              -                       518
          Write-off of acquired technology                                         -                       150
          Changes in assets and liabilities:
             Accounts receivable                                                 7,981                  12,206
             Inventories                                                           233                     497
             Restricted cash                                                     1,394                     528
             Accounts payable                                                   (3,265)                 (1,247)
             Accrued expenses                                                   (8,599)                 (3,322)
             Accrued income taxes                                                 (846)                 (1,424)
             Deferred revenues                                                  (3,669)                 (9,374)
             Other                                                               4,113                  (4,851)
                                                                              --------                --------

Net cash provided by (used in) operating activities                             18,775                  (1,504)
                                                                              --------                --------

Cash flows from investing activities:
     Capital expenditures                                                       (1,934)                 (9,611)
     Capitalized software development costs                                     (6,769)                 (7,173)
     Payment to AOL for direct marketing services                               (5,438)                 (5,438)
     Acquisition of LexiQuest                                                      -                    (2,500)
     Acquisition of netExs                                                         -                    (1,000)
     Proceeds from maturities and sale of marketable securities                    -                     9,792
     Other investing activity                                                      -                      (497)
                                                                              --------                --------

Net cash used in investing activities                                          (14,141)                (16,427)
                                                                              --------                --------

Cash flows from financing activities:
     Net borrowings under line-of-credit agreements                                458                  10,329
     Proceeds from issuance of common stock                                      1,502                   1,199
     Other financing activity                                                      -                        11
                                                                              --------                --------

Net cash provided by financing activities                                        1,960                  11,539
                                                                              --------                --------

Effect of exchange rates on cash                                                   727                   1,544
                                                                              --------                --------

Net change in cash and cash equivalents                                          7,321                  (4,848)
Cash and cash equivalents at beginning of period                                15,589                  21,400
                                                                              --------                --------
Cash and cash equivalents at end of period                                    $ 22,910                $ 16,552
                                                                              ========                ========


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